Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-39927 and 333-52343 and Form S-3 No. 333-76436) of Steiner Leisure Limited and in the related Prospectus, of our report dated March 6, 2003, except for Note 7, as to which the date is March 28, 2003, with respect to the consolidated financial statements of Steiner Leisure Limited included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Miami, Florida
March 31, 2003